Exhibit 99.1

M3-Brigade Acquisition II Corp. Announces the Separate Trading of its Class A Common Stock and

Warrants Commencing April 26, 2021

New York, New York, April 23, 2021— M3-Brigade Acquisition II Corp. (NYSE: MBAC) (the “Company”) announced today that, commencing April 26, 2021, holders of the units sold in the Company’s initial public offering of 40,000,000 units, completed on March 8, 2021, may elect to separately trade the Class A common stock and warrants included in the units. Those units not separated will continue to trade on the New York Stock Exchange (“NYSE”) under the symbol “MBAC.U,” and the Class A common stock and warrants that are separated will trade on the NYSE under the symbols “MBAC” and “MBAC.WS,” respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A common stock and warrants.

The units were initially offered by the Company in an underwritten offering. Continental Stock Transfer & Trust Company served as the sole book-running manager for the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on March 3, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About M3-Brigade Acquisition II Corp.

M3-Brigade Acquisition II Corp. is a special purpose acquisition company formed for the purpose of effecting a merger, stock purchase or similar business combination with one or more businesses. The Company intends to focus its efforts on seeking and consummating an initial business combination with a company that has an enterprise value of at least $1 billion, although a target entity with a smaller or larger enterprise value may be considered. While the Company may pursue an acquisition opportunity in any business industry or sector and in any geographic region, the Company expects to focus on businesses or companies which are based in North America and have been impacted by the COVID-19 pandemic or businesses in the renewable energy sector (or related products or services).

The Company is led by key executives of M3 Partners, LP, a leading financial advisory services firm which specializes in assisting companies at inflection points in their growth cycle, and Brigade Capital Management, LP, a leading global investment advisor that was founded in 2006 to specialize in credit-focused investment strategies and has $30 billion in assets under management. The Company believes that the experience, capabilities, relationships and track record of its leadership team will make it an attractive partner for potential target businesses, enhance its ability to complete a successful business combination and, thereafter, improve the performance of the business in order to create value for its investors.